Exhibit 10.3
NEWMONT
EMPLOYEE PERFORMANCE INCENTIVE COMPENSATION PROGRAM
(As Amended and Restated Effective January 1, 2011)

NEWMONT
EMPLOYEE PERFORMANCE INCENTIVE COMPENSATION
PROGRAM
(Effective as of January 1, 2011)
PURPOSE
The purpose of this program is to provide to Employees of Newmont Mining and its Affiliated Entities that participate in this program a more direct interest in the success of the operations of Newmont Mining. Employees of Newmont Mining and participating Affiliated Entities will be rewarded in accordance with the terms and conditions described below.
SECTION I-DEFINITIONS
The capitalized terms used in this program shall have the same meaning as the capitalized terms in the Annual Incentive Compensation Program, unless otherwise stated herein. In addition, the terms set forth in this Section shall have the meaning set forth below.
1.1 “Common Stock” means the $1.60 par value common stock of Newmont Mining Corporation.
1.2 “EPI Bonus” means the bonus payable to an eligible Employee in the form of Restricted Stock Units under this program with respect to a Performance Period (or portion thereof as provided in Section 3.2), which shall be determined by multiplying the eligible Employee’s annual salary rate as of March 1 of the year of grant by the product of (a) the Targeted Payout Percentage as set forth in Appendix A for the eligible Employee’s grade for the Performance Period (or portion thereof) times (b) the Aggregate Payout Percentage calculated in accordance with Section 3.4 of the Annual Incentive Compensation Program. EPI bonus will be calculated using a three-year weighted EPI bonus calculation. The three-year weighted EPI bonus calculation is comprised of 20% weighting for the first year (two years ago), 30% weighting for the second year (one year ago), and 50% weighting for the third year (the current year). Restricted Stock or Restricted Stock Units awarded as an EPI Bonus shall have terms and conditions, and shall be subject to such restrictions as defined by the Compensation Committee.
1.3 “Fair Market Value” means, with respect to a share of Common Stock as of a given date, the fair market value calculated in accordance with the Newmont Mining stock plan from which such shares are to be issued.
1.4 “Performance Period” means the calendar year over which the Aggregate Performance Percentage shall be calculated for purposes of determining the amount of an EPI Bonus. The Performance Period shall be the calendar year.
1.5 “Restricted Stock Units” means the right to receive Common Stock under terms and conditions defined in a restricted stock unit agreement, as defined by the Compensation Committee.

1.6 “Targeted Payout Percentage” means the percentage of an eligible Employee’s annual salary rate and the eligible Employee’s grade level as of March 1 of the year of grant, or earlier if necessary for administrative purposes at the discretion of the Compensation Committee of the Board of Directors taken into account when calculating the EPI Bonus with respect to a Performance Period, as specified in Appendix A.
1.7 “Terminated Eligible Employee” has the same meaning as stated in the Annual Incentive Compensation Program except that a Terminated Eligible Employee for purposes of this program shall not include employees severed under any severance plan of Newmont Mining or any Affiliated Entity.
SECTION II-ELIGIBILITY
All Employees of a Participating Employer in an executive grade level, except any Employee who is eligible for the Senior Executive Compensation Program, are eligible to receive an EPI Bonus under this program, provided (i) they are on the payroll of a Participating Employer as of the last day of the relevant Performance Period, and at the time the award is granted, or (ii) they are a Terminated Eligible Employee with respect to such calendar year. Employees who are on short-term disability under the Short-Term Disability Plan of Newmont or a successor plan or not working because of a work-related injury as of the last day of the Performance Period shall be eligible to receive a bonus under this program. Notwithstanding the foregoing provisions of this Section II, the Compensation Committee or the Executive Vice President of Human Resources of Newmont Mining (or his or her delegate) may, prior to the end of any Performance Period, exclude from or include in eligibility for participation under this program with respect to such Performance Period any Employee or Employees.
SECTION III-EPI BONUS
3.1 Determination of EPI Bonus—In General. The EPI Bonus shall be calculated as soon as reasonably practicable after the Compensation Committee determines the Aggregate Payout Percentage for the most current year and the three year weighted EPI bonus calculation. Following such determination, payment of the EPI Bonus shall be made to the eligible Employees (other than Terminated Eligible Employees) in accordance with the provisions of this Section III as soon as reasonably practicable.
3.2 Determination of EPI Bonus and Payment of EPI Bonus to Terminated Eligible Employees. Terminated Eligible Employees shall be entitled to receive an EPI Bonus based upon their annual salary rate and grade level as of March 1 of the year of grant, calculated by using the Targeted Payout Percentage for the Performance Period during which the eligible Employee terminated employment. Payment shall be made to a Terminated Eligible Employee with respect to a Performance Period in accordance with Section 3.3 as soon as practicable following the date of termination from employment with Newmont Mining and/or a Participating Employer.

3.3 Form of Payment. The amount of EPI Bonuses payable under this Program shall be paid in Restricted Stock Units (payable in whole shares only rounded down to the nearest share), which shall be subject to the restrictions set forth in Section 3.5 below. The number of shares of Restricted Stock Units to be issued in payment of an EPI Bonus shall be determined based upon the Fair Market Value of the Common Stock on the date that the Compensation Committee meets and certifies the satisfaction of the material terms of this program with respect to the payment of the EPI Bonus in accordance with the provisions of Section 3.1.
3.4 Withholding Taxes. All bonuses payable hereunder shall be subject to the withholding of such amounts as Newmont Mining or Participating Employer may determine is required to be withheld pursuant to any applicable federal, state or local law or regulation.
3.5 Restrictions on Common Stock or Restricted Stock Units.
(a) Shares of Restricted Stock Units issued as an EPI Bonus will have a three year vesting period, with one-third of the units vesting each year on the anniversary of the date of grant.
(b) Shares of Restricted Stock Units issued under this program are subject to forfeiture as follows: If an eligible Employee terminates employment prior to the first anniversary of the date on which such shares of Restricted Stock Units were granted to the eligible Employee (the “Grant Date”), all such shares of Restricted Stock Units shall be forfeited. If an eligible Employee terminates employment on or after the first anniversary of the Grant Date, but prior to the second anniversary of the Grant Date, the eligible Employee shall forfeit two-thirds of the shares of Restricted Stock Units awarded as a part of such EPI Bonus. If an eligible Employee terminates employment on or after the second anniversary of the Grant Date, the eligible Employee shall forfeit one-third of the shares the Restricted Stock Units awarded as part of such EPI Bonus. If the eligible Employee terminates employment on or after the third anniversary of the Grant Date there are no restrictions.
(c) Shares of Restricted Stock Units issued hereunder as a part of an EPI Bonus shall not be subject to transfer by the eligible Employee until such time as the Shares have become non-forfeitable in accordance with this Section, at which time such Shares of Common Stock may be freely transferred by the eligible Employee subject to all applicable laws, regulations and Newmont Mining and Participating Employer policies.
(d) Shares of Restricted Stock Units issued under this program may be issued pursuant to the provisions of any stock plan of Newmont Mining or as otherwise determined in the sole discretion of the Compensation Committee.
(e) Notwithstanding anything contained in this program to the contrary, this program shall be administered and operated in accordance with any applicable laws and regulations including but not limited to laws affecting the timing of payment of the EPI Bonus to eligible Employees under this program. The Compensation Committee or its delegate reserves the right to amend their program at any time in order for this program to comply with such laws or regulations.

(f) The Compensation Committee, to the full extent permitted by governing law, shall have the discretion to require reimbursement of any portion of an EPI Bonus previously paid to an executive grade level employee pursuant to the terms of this program if: a) the amount of such EPI Bonus was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, and: b) the amount of such EPI Bonus that would have been awarded to the executive had the financial results been reported as in the restatement would have been lower than the EPI Bonus actually awarded. Additionally, the Compensation Committee, to the full extent permitted by governing law, shall have the discretion to require reimbursement of any portion of a EPI Bonus if the eligible Employee is terminated for cause as defined in the Executive Change of Control Plan of Newmont.
3.6 Timing of Payments. Payment under this program will be made no later than the 15th day of the third month following the calendar year in which an Employee’s right to payment is no longer subject to a substantial risk of forfeiture.
SECTION IV-GENERAL PROVISIONS
The “General Provisions” section of the Annual Incentive Compensation Program shall otherwise apply to this program.

APPENDIX A
Targeted Payout Percentages

Grade	Payout Percentage
E-5	60%
E-6	40%